CONVERTIBLE PROMISSORY NOTE

EXECUTED BY:	Canyon Copper Corp. (the "Borrower")

IN FAVOUR OF:	Anthony Harvey (the "Lender")

PRINCIPAL AMOUNT:	$100,000 (U.S.)

DATE OF EXECUTION:	May 9, 2008

PLACE OF EXECUTION:	Vancouver, BC, Canada

FOR VALUE RECEIVED the Borrower hereby promises to pay to or to the order of the Lender on June 14, 2009, the principal sum of $100,000 (U.S.), together with interest thereon at the rate of 15% per annum, both before and after maturity from the date hereof.

The Lender may at his option, at any time prior to June 14, 2009, convert all or any portion of the Principal Sum into units of the Borrower at a conversion rate of $0.30 (U.S.) per unit (the “Units”) with each unit consisting of one (1) common share and one (1) share purchase warrant. Each warrant will entitle the Lender to purchase an additional common share at a price of $0.35 (U.S.) per share for a period of two (2) years from the date of issuance of the Units.

The Borrower waives presentment, demand, notice, protest and notice of dishonour and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Promissory Note.

The Borrower agrees this Promissory Note may be negotiated, assigned, discounted, or pledged by the Lender and in every case payment will be made to the holder of this Promissory Note instead of the Lender upon notice being given by the holder to the undersigned, and no holder of this Promissory Note will be affected by the state of accounts between the undersigned and the Lender or by any equities existing between the undersigned and the Lender and will be deemed to be a holder in due course and for the value of the Promissory Note held by him.

DATED at Vancouver, BC this 9th day of May, 2008.

CANYON COPPER CORP.
by its authorized signatory:

/s/ Kurt Bordian
KURT BORDIAN